TAHAWI AEROSPACE CORP

205 D Chubb Ave, Suite 240

Lyndhurst, New Jersej 07071

Board Meeting:

 January 4, 20016

Mr. Adam Altahawi Mr. Andy Altahawi

205 D Chubb Ave, Suite 240 205 D Chubb Ave, Suite 240

Lyndhurst, NJ 07071 Lyndhurst, NJ 07071

Re:  TAHAWI Aerospace Corp (a/k/a TAHAWI) Special Meeting

Dear Gentyemen:

Please take notice of a Special Meeting of the Board of directors being called by Board President, Adam Altahawi, pursuant to TAHAWI By-laws, ARTICLE II, Section 2.03. Said meeting will be hqld at 205 D Chubb Ave, Suite 240, Lyndhurst, New Jersey, on Wednesday, January 4, 2017 at 4:00 p.m.

The purpose of the meeting is as follows:

- To undo the issuance of the 2,750,000 shares to Mael Aircraft ihareholders that took place in September 15th, 2016 board meeting.

Pursuant to the aforesaid bylaws the board as adopted the following:

The board has unanimously anreed to the following:

On January 4, 2017 the Company canceled and reversed the issuance of the 2,750,000 shares to Mael Aircraft shareholders. The board also unanimously agreed to vote on the issuance of those shares post-successful Xeg “A” offering.

Chair, Adam Altahawi, agreed.

________________________

Meeting adjourned at 4:30 p.m.

Minutes submitted by Secretary, Andy Altahawi

______________________________________

Yours truly,

Adam Altahlwi

By:/s/ Adam Altahawi

CEO/Founder